Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:
Mike Van Handel
+1.414.906.6305
michael.vanhandel@manpowergroup.com

ManpowerGroup Reports 3rd Quarter 2015 Results

MILWAUKEE, October 21, 2015 -- ManpowerGroup (NYSE: MAN) today reported that net earnings per diluted share for the three months ended September 30, 2015 were $1.61 compared to $1.61 in the prior year period. Net earnings in the quarter were $123.9 million compared to $130.5 million a year earlier. Revenues for the third quarter were $5.0 billion, a decrease of 8% from the year earlier period.
Financial results in the quarter were significantly impacted by the stronger U.S. dollar relative to several foreign currencies compared to the prior year period. On a constant currency basis, revenues increased 6% and net earnings per diluted share increased 16%. Earnings per share in the quarter were negatively impacted 25 cents by changes in foreign currencies compared to the prior year.
Jonas Prising, ManpowerGroup CEO, said, “Our team executed well in the 3rd quarter, delivering good results despite an increasingly uneven global growth scenario. In this environment of volatile economic growth our clients are seeking to build more agile, flexible organizations to better adapt to any market changes affecting demand for their products and services, and this is where our global workforce solutions can play an important role.”
“We are anticipating the fourth quarter of 2015 diluted net earnings per share to be in the range of $1.47 to $1.55, which includes an estimated unfavorable currency impact of 15 cents,” Prising stated.
Earnings per diluted share for the nine months ended September 30, 2015 were $3.75 compared to $3.82 per diluted share in 2014. Net earnings were $295.3 million compared to $310.4 million in the prior year. Revenues for the nine-month period were $14.4 billion, a decrease of 8% from the prior year in reported U.S. dollars or an increase of 6% in constant currency. Foreign currency exchange rates had an unfavorable impact of 64 cents per share for the nine-month period in 2015. On a constant currency basis, net earnings per diluted share were up 15% for the nine month period.

In conjunction with its third quarter earnings release, ManpowerGroup will broadcast its conference call live over the Internet on October 21, 2015 at 7:30 a.m. CDT (8:30 a.m. EDT). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://www.manpowergroup.com/investors.

Supplemental financial information referenced in the conference call can be found at http://www.manpowergroup.com/investors .

About ManpowerGroup™
ManpowerGroup® (NYSE: MAN) is the world’s workforce expert, creating innovative workforce solutions for more than 65 years. As workforce experts, we connect more than 600,000 people to meaningful work across a wide range of skills and industries every day. Through our ManpowerGroup family of brands - Manpower®, Experis®, Right Management ® and ManpowerGroup® Solutions - we help more than 400,000 clients in 80 countries and territories address their critical talent needs, providing comprehensive solutions to resource, manage and develop talent. In 2015, ManpowerGroup was named one of the World’s Most Ethical Companies for the fifth consecutive year and one of Fortune’s Most Admired Companies, confirming our position as the most trusted and admired brand in the industry. See how ManpowerGroup makes powering the world of work humanly possible: www.manpowergroup.com

Forward-Looking Statements
This news release contains statements, including earnings projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2014, which information is incorporated herein by reference.

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ManpowerGroup
Results of Operations
(In millions, except per share data)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from services (a)	$4,972.5	$5,416.0	-8.2%	5.8%
Cost of services	4,120.4	4,510.4	-8.6%	5.5%
Gross profit	852.1	905.6	-5.9%	7.0%
Selling and administrative expenses	645.8	693.3	-6.9%	5.3%
Operating profit	206.3	212.3	-2.8%	12.7%
Interest and other expenses	9.4	9.9	-5.2%
Earnings before income taxes	196.9	202.4	-2.7%	12.6%
Provision for income taxes	73.0	71.9	1.6%
Net earnings	$123.9	$130.5	-5.1%	9.5%
Net earnings per share - basic	$1.63	$1.64	-0.6%
Net earnings per share - diluted	$1.61	$1.61	—	15.5%
Weighted average shares - basic	76.1	79.7	-4.5%
Weighted average shares - diluted	77.0	81.1	-5.1%

(a) Revenues from services include fees received from our franchise offices of $6.6 million and $6.9 million for the three months ended September 30, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $286.4 million and $302.0 million for the three months ended September 30, 2015 and 2014, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Three Months Ended September 30
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$769.6	$800.5	-3.9%	-3.9%
Other Americas	367.0	388.5	-5.6%	16.4%
	1,136.6	1,189.0	-4.4%	2.8%
Southern Europe:
France	1,242.5	1,454.3	-14.6%	1.9%
Italy	324.4	294.1	10.3%	31.4%
Other Southern Europe	258.5	259.9	-0.6%	16.0%
	1,825.4	2,008.3	-9.1%	8.0%
Northern Europe	1,373.4	1,554.6	-11.7%	3.1%
APME	570.2	592.5	-3.7%	11.9%
Right Management	66.9	71.6	-6.6%	1.3%
	$4,972.5	$5,416.0	-8.2%	5.8%
Operating Unit Profit:
Americas:
United States	$45.5	$41.9	8.7%	8.7%
Other Americas	13.2	14.6	-9.7%	10.2%
	58.7	56.5	3.9%	9.1%
Southern Europe:
France	74.9	84.2	-11.0%	6.4%
Italy	17.5	14.7	19.1%	42.1%
Other Southern Europe	7.3	6.1	18.5%	38.3%
	99.7	105.0	-5.1%	13.2%
Northern Europe	50.3	59.6	-15.4%	-3.0%
APME	23.9	21.6	9.9%	27.0%
Right Management	10.7	6.3	72.0%	75.4%
	243.3	249.0
Corporate expenses	(28.9)	(28.3)
Intangible asset amortization expense	(8.1)	(8.4)
Operating profit	206.3	212.3	-2.8%	12.7%
Interest and other expenses (b)	(9.4)	(9.9)
Earnings before income taxes	$196.9	$202.4

(a) In the United States, revenues from services include fees received from our franchise offices of $4.2 million and $4.4 million for the three months ended September 30, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $186.3 million and $196.3 million for the three months ended September 30, 2015 and 2014, respectively.

(b) The components of interest and other expenses were:
	2015	2014
Interest expense	$9.2	$9.6
Interest income	(0.7)	(1.4)
Foreign exchange (gain) loss	(0.2)	0.7
Miscellaneous expenses, net	1.1	1.0
	$9.4	$9.9

ManpowerGroup
Results of Operations
(In millions, except per share data)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from services (a)	$14,376.0	$15,641.7	-8.1%	6.3%
Cost of services	11,931.3	13,022.3	-8.4%	6.2%
Gross profit	2,444.7	2,619.4	-6.7%	6.8%
Selling and administrative expenses	1,936.9	2,092.8	-7.5%	5.1%
Operating profit	507.8	526.6	-3.6%	13.5%
Interest and other expenses	27.2	27.0	0.9%
Earnings before income taxes	480.6	499.6	-3.8%	13.0%
Provision for income taxes	185.3	189.2	-2.1%
Net earnings	$295.3	$310.4	-4.9%	11.4%
Net earnings per share - basic	$3.80	$3.89	-2.3%
Net earnings per share - diluted	$3.75	$3.82	-1.8%	14.9%
Weighted average shares - basic	77.7	79.8	-2.6%
Weighted average shares - diluted	78.7	81.3	-3.3%

(a) Revenues from services include fees received from our franchise offices of $18.1 million and $18.8 million for the nine months ended September 30, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $812.6 million and $845.2 million for the nine months ended September 30, 2015 and 2014, respectively.

ManpowerGroup
Operating Unit Results
(In millions)

	Nine Months Ended September 30
			% Variance
			Amount	Constant
	2015	2014	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,257.3	$2,296.9	-1.7%	-1.7%
Other Americas	1,094.4	1,114.3	-1.8%	15.6%
	3,351.7	3,411.2	-1.7%	3.9%
Southern Europe:
France	3,485.9	4,083.7	-14.6%	3.8%
Italy	913.8	882.7	3.5%	25.9%
Other Southern Europe	729.0	732.9	-0.5%	17.8%
	5,128.7	5,699.3	-10.0%	9.0%
Northern Europe	4,032.3	4,546.3	-11.3%	5.0%
APME	1,659.9	1,760.2	-5.7%	6.6%
Right Management	203.4	224.7	-9.5%	-1.7%
	$14,376.0	$15,641.7	-8.1%	6.3%
Operating Unit Profit:
Americas:
United States	$104.6	$85.0	23.1%	23.1%
Other Americas	40.5	41.2	-1.8%	14.9%
	145.1	126.2	15.0%	20.4%
Southern Europe:
France	192.1	207.3	-7.3%	13.0%
Italy	51.3	45.6	12.4%	37.2%
Other Southern Europe	18.3	16.4	11.3%	31.3%
	261.7	269.3	-2.8%	18.2%
Northern Europe	119.4	144.2	-17.2%	-3.9%
APME	61.2	62.8	-2.8%	9.8%
Right Management	28.0	27.3	2.9%	7.2%
	615.4	629.8
Corporate expenses	(84.5)	(78.2)
Intangible asset amortization expense	(23.1)	(25.0)
Operating profit	507.8	526.6	-3.6%	13.5%
Interest and other expenses (b)	(27.2)	(27.0)
Earnings before income taxes	$480.6	$499.6

(a) In the United States, revenues from services include fees received from our franchise offices of $11.5 million and $11.7 million for the nine months ended September 30, 2015 and 2014, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $539.6 million and $555.7 million for the nine months ended September 30, 2015 and 2014, respectively.

(b) The components of interest and other expenses were:
	2015	2014
Interest expense	$25.4	$27.5
Interest income	(1.9)	(3.4)
Foreign exchange loss (gain)	0.5	(1.4)
Miscellaneous expenses, net	3.2	4.3
	$27.2	$27.0

ManpowerGroup
Consolidated Balance Sheets
(In millions)

	Sep. 30	Dec. 31
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$652.5	$699.2
Accounts receivable, net	4,278.9	4,134.5
Prepaid expenses and other assets	126.4	147.8
Future income tax benefits	49.8	52.2
Total current assets	5,107.6	5,033.7
Other assets:
Goodwill	1,243.4	1,075.2
Intangible assets, net	331.7	286.8
Other assets	618.9	636.4
Total other assets	2,194.0	1,998.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	595.9	633.5
Less: accumulated depreciation and amortization	453.1	484.4
Net property and equipment	142.8	149.1
Total assets	$7,444.4	$7,181.2
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,647.3	$1,542.7
Employee compensation payable	205.0	204.5
Accrued liabilities	544.3	493.3
Accrued payroll taxes and insurance	564.4	622.4
Value added taxes payable	465.8	466.3
Short-term borrowings and current maturities of long-term debt	37.9	45.2
Total current liabilities	3,464.7	3,374.4
Other liabilities:
Long-term debt	840.8	422.6
Other long-term liabilities	453.7	441.2
Total other liabilities	1,294.5	863.8
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.1	1.1
Capital in excess of par value	3,170.4	3,084.2
Retained earnings	1,901.0	1,667.8
Accumulated other comprehensive loss	(267.8)	(155.2)
Treasury stock, at cost	(2,184.5)	(1,654.9)
Total ManpowerGroup shareholders' equity	2,620.2	2,943.0
Noncontrolling interests	65.0	—
Total shareholders' equity	2,685.2	2,943.0
Total liabilities and shareholders' equity	$7,444.4	$7,181.2

ManpowerGroup
Consolidated Statements of Cash Flows
(In millions)

	Nine Months Ended
	September 30
	2015	2014
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$295.3	$310.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	57.1	64.3
Deferred income taxes	72.6	6.9
Provision for doubtful accounts	13.2	15.0
Share-based compensation	22.9	34.3
Excess tax benefit on exercise of share-based awards	(4.8)	(3.4)
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(331.7)	(355.4)
Other assets	(10.3)	(136.7)
Other liabilities	168.5	169.5
Cash provided by operating activities	282.8	104.9
Cash Flows from Investing Activities:
Capital expenditures	(33.3)	(32.8)
Acquisitions of businesses, net of cash acquired	(240.7)	(25.1)
Proceeds from sales of property and equipment	4.8	1.3
Cash used in investing activities	(269.2)	(56.6)
Cash Flows from Financing Activities:
Net change in short-term borrowings	(2.3)	10.2
Proceeds from long-term debt	453.9	—
Repayments of long-term debt	(1.9)	(1.6)
Payments for debt issuance costs	(2.5)	—
Proceeds from share-based awards and other equity transactions	99.8	24.3
Other share-based award transactions, net	(1.4)	(5.5)
Repurchases of common stock	(523.2)	(72.6)
Dividends paid	(62.1)	(39.0)
Cash used in financing activities	(39.7)	(84.2)
Effect of exchange rate changes on cash	(20.6)	(41.0)
Change in cash and cash equivalents	(46.7)	(76.9)
Cash and cash equivalents, beginning of period	699.2	737.6
Cash and cash equivalents, end of period	$652.5	$660.7